SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        UNITED COMMUNITY BANKSHARES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                        UNITED COMMUNITY BANKSHARES, INC.

                               100 East 4th Avenue
                            Franklin, Virginia 23851

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 13, 1997

To:      SHAREHOLDERS OF UNITED COMMUNITY BANKSHARES, INC.

         Notice is hereby given that the Annual Meeting of Shareholders of United Community Bankshares, Inc. (the "Company") will be held at the Main Street Eatery, Second Floor, 119 North Main Street, Franklin, Virginia on Tuesday, May 13, 1997, at 10:00 a.m., local time, for the following purposes:

ITEM 1. To elect three directors of the Company to serve for terms of three years and until their successors are elected and qualified.

ITEM 2. To approve the Company's 1997 Incentive Stock Plan, the material terms of which are described in the Proxy Statement accompanying this notice.

ITEM 3. To approve an amendment to the Articles of Incorporation of the Company to provide for removal of directors under certain circumstances, the terms of which are described in the Proxy Statement accompanying this notice.

ITEM 4. To ratify the appointment of Goodman & Company, L.L.P. as the Company's independent certified public accountants.

ITEM 5. For the transaction of such other business as may properly be brought before the meeting.

         The Board of Directors has fixed the close of business on April 4, 1997 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

         There is included herewith a Proxy Statement to which your attention is directed together with the Company's Annual Report for 1996. It is the intent of management to mail this proxy material on April 16, 1997.

                                            By Order of the Board of Directors


April 16, 1997                              F. Bruce Stewart, Secretary


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                        UNITED COMMUNITY BANKSHARES, INC.
                               100 East 4th Avenue
                            Franklin, Virginia 23851


                                 PROXY STATEMENT


                   ANNUAL MEETING OF SHAREHOLDERS MAY 13, 1997


         It is the intent of management to mail this Proxy Statement on April 16, 1997. This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of United Community Bankshares, Inc. (the "Company") to be held the Main Street Eatery, Second Floor, 119 North Main Street, Franklin, Virginia on Tuesday, May 13, 1997, at 10:00 a.m., local time.

         THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND THE ENCLOSED PROXY MAY BE REVOKED BY NOTIFYING F. BRUCE STEWART, SECRETARY OF THE COMPANY, IN WRITING, BEFORE OR AT THE MEETING, AT ANY TIME BEFORE IT IS VOTED, OR BY FILING ANOTHER PROXY WITH THE SECRETARY/TREASURER, BEARING A LATER DATE.

         If the proxy is validly executed and not revoked, it will be voted at the meeting as specified therein with respect to the four items set forth. If any other matters come before the meeting, the proxy will be voted with respect thereto in the interest of the Company according to the best judgment of the person or persons voting the proxy.

         In addition to solicitations by mail, directors and officers of the Company may solicit proxies personally or by telephone. The entire cost of the solicitations will be borne by the Company.

                               VOTING SECURITIES

         The Company currently has only one class of stock, Common, of which 1,829,584 shares were outstanding as of the close of business on April 4, 1997, the record date for the determination of shareholders entitled to notice of and to vote at the meeting, and each share is entitled to one vote, there being no provision for cumulative voting.

                             PRINCIPAL SHAREHOLDERS

         To the best of management's knowledge, the following own either beneficially or of record more than 5% of the Company's outstanding shares of common stock. Additional beneficial ownership information related to the directors and executive officers of the Company is set forth below in the section captioned "Election of Directors of the Company".

              Name and Address            Amount and
               of Beneficial             Nature of          Percent of
                   Owner                 Ownership           Class (1)

           J. P. Bain                    98,439 (2)(3)         5.38%
           Wakefield, Virginia

           Hannah B. Bain                99,996 (4)            5.47%
           Wakefield, Virginia


         (1) For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

         (2) Refer to the beneficial ownership table provided in "Election of Directors of the Company" below for detailed descriptions of the nature of the beneficial ownership for the listed individual.

         (3) Amount does not include the 99,996 shares of the Company held by Mr. Bain's spouse, Hannah B. Bain, listed immediately below in this table, to which Mr. Bain disclaims beneficial ownership.

         (4) Amount does not include the 98,439 shares of the Holding Company held by Mrs. Bain's spouse, J. P. Bain, listed immediately above in this table, to which Mrs. Bain disclaims beneficial ownership. See also note 2 above for additional information regarding Mr. Bain's beneficial ownership.

                                     ITEM 1
                      ELECTION OF DIRECTORS OF THE COMPANY

         The Company's Board of Directors is divided into three classes (I, II, and III). The term of office for Class I directors will expire at the annual meeting. The three persons named immediately below, all of whom currently serve as directors of the Company, are nominated to serve as Class I directors. If elected, the three nominees will serve for terms of three years until the 2000 annual meeting. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve the proxies may exercise discretionary authority to vote for substitutes proposed by the Board.

         Certain information concerning the nominees for election at the annual meeting as Class I directors is set forth below as of December 31, 1996, as well as certain information about Class II and Class III directors, who will continue in office after the annual meeting until the 1998 and 1999 annual meeting of shareholders, respectively.



                                                                                          Amount and Nature of
                                   Served as                  Principal                    Beneficial Ownership
        Name                       Director               Occupation During               as of December 31, 1996
        and Age                   Since (1)                Past Five Years                (Percent of Class) (2)
-------------------------------------------------- ---------------------------------------------------------------
                                           CLASS I DIRECTORS (NOMINEES)
                                          To Serve Until 2000, if Elected

Hunter Darden , Jr. (74)              1971      Retired, Farmer                                        4,806
                                                                                                           *
Gregor O. Huber (77)                  1972      Retired CEO, The Bank of Sussex and Surry             13,920 (3)
                                                                                                           *
F. Bruce Stewart (57)                 1988      Attorney, Stewart & Stewart, attorneys at law         11,630 (4)
                                                                                                           *

                                                CLASS II DIRECTORS
                                                To Serve Until 1998

J. Philip Bain, Jr. (33)              1988      Stockbroker - Davenport and Company                   65,025
                                                                                                         3.6%

Jack P. Bain (73)                     1947      Chairman,                                            198,435 (5)
                                                The Bank of Sussex and Surry;                           10.8%
                                                Private Investor

Harvey G. Pope (77)                   1988      Vice Chairman of the Company; Chairman of              8,881 (6)
                                                The Bank of Franklin; Consultant, Hancock Peanut           *
                                                Co. (former President)

                                                CLASS III DIRECTORS
                                                To Serve Until 1999

D. Eugene Brittle (47)                1986      Executive Vice President and Chief Operating           3,000 (7)
                                                Officer of the Company; President and Chief                *
                                                Executive Officer, The Bank of Sussex and Surry,
                                                Chief Executive Officer since 1986 & President
                                                1997 - Present


Wenifred O. Pearce (55)               1997      President and Chief Executive Officer                  2,624
                                                of the Company and The Bank of Franklin;                   *
                                                formerly, Regional President, Hampton Roads
                                                Region - First American Bank of Virginia

J. D. Spivey (70)                     1991      Retired, Vice President of Southampton                 5,122 (8)
                                                Tractor, Co., Inc.                                         *

J. Russell West (71)                  1970      Chairman of the Company;                              57,975 (9)
                                                Owner - Ivor Furniture Company                           3.2%

All directors and executive                                                                          371,735
officers as a group (11 persons)                                                                        20.3%


*  Represents less than 1% of total outstanding shares

(1) The Company was formed in 1996; therefore, the year referenced refers to the year the director was appointed to theboard of one of the Company's subsidiary banks, The Bank of Franklin ("BOF") or The Bank of Sussex & Surry ("BSS") (collectively, the "Subsidiary Banks").

(2) See the definition of beneficial ownership set forth in footnote 1 of "Principal Shareholders" above.

(3)      Includes 600 shares held jointly with spouse.

(4) Includes 144 shares owned by son living in the household and 6,488 shares in the estate of Fred C. Stewart.

(5) Includes 99,996 shares held individually by spouse, Hannah B. Bain, to which Mr. Bain disclaims beneficial ownership; 18,000 shares held in trust for the benefit of his daughter for which Mr. Bain is trustee; and 23,880 shares held by Mr. Bain as trustee under-the-will of Robert F. Bain, Jr.

(6)      Includes 317 shares owned by spouse.

(7)      Includes 600 shares held jointly with spouse.

(8)      Includes 3,200 shares owned as joint tenants with spouse.

(9)      Includes 600 shares held jointly with spouse.

Committees the Company

         Audit Committee. The audit committee consists of the following non-employee directors: Messrs. Darden, Huber and West and Charles F. Kingery, Jack Beale, Marion G. Smith and A. Meredith Felts; however, the committee did not meet in 1996. The audit committee reviews financial reports of the Company and each of its subsidiary banks and affiliates. The audit committee also is charged with reporting to the board of directors the results of internal audit activities and management's response to audit recommendations.

         Personnel Committee. The personnel committee met twice during 1996 and consists of the following non-employee directors: Messrs. Spivey, Stewart, Huber, West and J. P. Bain, Jr. The committee's primary responsibility is to consider compensation of the executive officers, employee benefits for employees of the Subsidiary Banks, well as such other employment matters as deemed appropriate. The committee considers management and employee performance on an annual basis and recommends compensation to the board of directors after considering various factors, primarily, bank performance, condition of the local economy, response to the needs of the Company and its subsidiaries, past salary and salary paid to other officers and employees of institutions of similar size in the region.

                             EXECUTIVE COMPENSATION

      The table below sets forth information concerning the annual compensation earned by listed executive officers as employees of the Company's subsidiary banks. The amounts reflected below relate to compensation earned by the named officer as paid by the officer's respective bank for which he serves as President and Chief Executive Officer for each of the three years listed. The individuals' current positions are reflected in the principal positions listed.

                                             SUMMARY COMPENSATION TABLE

                                                                         Annual Compensation
                                       -------------------------------------------------------------------------------
Name and
Principal                                                                                               All Other
Position                               Year (1)          Salary(2)               Bonus              Compensation(3)(4)
---------                              --------          ---------               -----              ------------------
Wenifred O. Pearce                       1996               $92,400             $4,579                    $9,480
CEO and President of                     1995                82,475                  0                     8,594
the Company and BOF                      1994                80,850                  0                     8,292

D. Eugene Brittle                        1996               $88,448             $    0                    $  797
Executive Vice President                 1995                76,820                  0                       726
and   COO  of  the   Company   and       1994                73,300                  0                       391
President and CEO of BSS

(1)      Mr. Pearce began his employment with BOF on February 1, 1994.

(2) Amount shown includes for Mr. Pearce, directors' fees of $2,400, $2,375 and $0, for 1996, 1995 and 1994, respectively; and for Mr. Brittle, directors' fees of $1,800 in each of the reported years.

(3) Amounts shown for Mr. Pearce includes $7,500 for each of 1996, 1995 and 1994 relating to contributions by BOF on behalf of Mr. Pearce under the BOF's deferred compensation plan. See "Deferred Compensation and Profit-Sharing Plans" below.

(4) Includes premiums paid for life insurance policies with death benefits over $50,000, as reported for federal income tax purposes.

Employment Contracts

         On August 1, 1997, Mr. Pearce and Mr. Brittle each entered into an employment agreement with the Company. Except as otherwise stated, Mr. Pearce's and Mr. Brittle's agreements are substantially similar. Mr. Pearce's agreement provides that he will serve as President, Chief Executive Officer and a director of the Company and BOF commencing for a period of three years, renewing annually, unless either party gives the other party at least 90 days' written notice prior to the end of the original term or any additional period, of the intention not to renew the agreement. The agreement provides that Mr. Pearce shall be paid a base salary of $100,000 during the first year of the contract, with performance based increases for subsequent years, provided that in each subsequent year he will receive not less than the previous year's base pay. In the event the Company terminates Mr. Pearce's employment without cause or Mr. Pearce's terminates his employment for "good reason", such as the assignment of duties inconsistent with his position, he is entitled to receive in a lump sum his annual base salary through the date of termination, any approved vacation pay, and the balance of his annual base salary through the remaining term of the agreement for a period of or one year from the date of termination which ever is greater. In the event of disability, Mr. Pearce shall continue to receive his agreed salary for 90 days after which he shall have been deemed to have terminated his employment and shall be entitled only to receive disability benefits as provided under any contract of disability insurance as may be provided by the Company.

         The agreement also provides for certain benefits in the event of a change in control of the Company followed by termination of Mr. Pearce's employment without cause, or by Mr. Pearce for certain reasons, including substantial adverse change in responsibilities, decrease in base pay, change in principal work location, or substantial decrease in benefits. Cause shall mean termination for dishonestly, conviction of a felony, or willful unauthorized disclosure of confidential information of the Company. The agreement automatically is extended for 24 months or the balance of the term of the agreement if a change in control occurs.

         As noted, Mr. Brittle's employment agreement provides substantially similar terms as those discussed above for Mr. Pearce. The agreement provides that Mr. Brittle will serve as President, Chief Executive Officer and director of BSS and as Executive Vice President, Chief Operating Officer and director of the Company at a base salary of $90,000 in the first year and that in each subsequent year he will receive not less than the previous year's base pay.

Employee Benefit Plans

         All employee benefit plans in which the executive officers participate are currently maintained at the bank levels. The descriptions of such bank plans follow:

         Deferred Compensation and Profit-Sharing Plans. BOF maintains deferred compensation and retirement arrangements with certain officers. The Bank's current policy is to accrue the estimated amounts to be paid under the contracts. However, in previous fiscal years, the related expense was not recorded.

      BOF has a profit-sharing plan for all eligible officers and employees, Requirements for eligibility to participate include reaching the age of 19 and one year of service. Vesting in the plan begins the second year of participation and increases annually by 20% until full vesting occurs after six years. Employer contributions are determined annually and are calculated based on the participant's annual compensation. The amounts contributed to the plan were $28,000, $25,000 and $24,000 for 1996, 1995 and 1994, respectively.

         Retirement Plan. BSS has a non-contributory defined benefit pension plan ("BSS Retirement Plan") which covers all employees who are at least twenty and a half years old, who have at least six months of service, and who worked at least 1000 hours during the year. The benefits are based on years of service and employees compensation during the last three years of employment. BSS's funding policy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to services to date but also for those expected to be earned in the future. Cash benefits under the plan generally commence upon retirement, death, or other termination of employment and are payable in various forms, generally at the election of the participant. A participant's benefits under the plan generally become fully vested only after a participant has completed five years of service. Based on current compensation and assuming retirement at the normal retirement age of 65, it is estimated that the annual retirement benefit for Mr. Brittle would be $36,000.

         BSS's retirement plan expense was $59,792, $62,986 and $59,336 in 1996, 1995 and 1994, respectively.

         BSS's retirement plan includes a pre-retirement benefit provision to pay a 50% joint and survivor annuity to any surviving spouse in the event a terminated vested or an active participant died before eligibility for early retirement. The annuity is payable from the date the participant would have been eligible for retirement under the plan.

Certain Relationships and Related Transactions

         Some of the directors and officers of the Company and their families are at present, as in the past, customers of one of the banking subsidiaries of the Company, and have had and expect to have transactions with either or both of the Subsidiary Banks in the ordinary course of business. In addition, some of the directors and officers of the Company or its subsidiaries are at present, as in the past, also directors and officers of corporations which are customers of the Subsidiary Banks and which have had or expect to have transactions with the Subsidiary Banks in the ordinary course of business. Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

         As of December 31, 1996, the amount of loans, direct and indirect, from the Subsidiary Banks to executive officers, directors of the Company, shareholders holding more than 5% of the outstanding voting securities and entities in which they own significant interest, was $503,579.

         J. Phillip Bain, Jr., a director of the Company, is the son of J. P. Bain, who is also a director of the Company.

Directors' Fees and Attendance

         Each director of the Company except the Chief Executive Officer and Chief Operating Officer are compensated for all services rendered throughout the year in the amount of an annual retainer of $4,000 and $100.00 per committee meeting attended. The Chief Executive Officer and Chief Operating Officer are not compensated for Company Board of Directors' meetings or committee meetings, but they are compensated as a member of their respective board of BOF or BSS. Mr. Pearce receives $200 for each BOF board meeting attended and Mr. Brittle receives $150 for each BSS board meeting attended. All incumbent nominee directors attended at least 75% of the aggregate number of meetings held by the Company's Board and meetings of committees on which they served

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
                  SHAREHOLDERSVOTE "FOR" EACH OF THE NOMINEES.


                                     ITEM 2
                    APPROVAL OF THE 1997 INCENTIVE STOCK PLAN

General

         The Company's 1997 Incentive Stock Plan (the "Incentive Plan") was adopted by the Board of Directors on February 5, 1997, subject to the approval by the holders of a majority of the Company's Common Stock represented at the Annual Meeting. The Incentive Plan makes available up to 100,000 shares of Common Stock for awards to key employees of the Company and its subsidiaries in the form of stock options, stock appreciation rights and restricted stock (collectively, "Awards"), all as more fully described below.

         The following description of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan, a copy of which may be obtained by request delivered to the Chief Financial Officer of the Company at the address set forth on the Notice of this Proxy Statement.

Purpose

         The purpose of the Incentive Plan is to promote the success of the Company and its subsidiaries by providing incentives to key employees that will promote the identification of their personal interests with the long-term financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees upon whose judgment, interest, and special effort successful operation is largely dependent.

Administration

         Under the terms of the Incentive Plan, the Personnel Committee of the Company (the "Committee") will be appointed to administer the plan. No director may serve as a member of the Committee if he is eligible to participate in the Plan or was at any time within one year prior to his appointment to the Committee eligible to participate in the Plan. The Committee will have the power to determine the key employees to whom Awards shall be made.

         Each Award under the Incentive Plan will be made pursuant to a written agreement between the Company and the recipient of the Award (the "Agreement"). In administering the Incentive Plan, the Committee will have the authority to determine the terms and conditions upon which Awards may be made and exercised, to determine terms and provisions of each Agreement, to construe and interpret the Incentive Plan and the Agreements, to establish, to amend or waive rules or regulations for the Incentive Plan's administration, to accelerate the exercisability of any Award, to determine the end of any performance period or termination of any period of restriction, and to make all other determinations and take all other actions necessary or advisable for the administration of the Incentive Plan.

         Subject to the terms, conditions and limitations of the Incentive Plan, the Committee may modify, extend or renew outstanding Awards, or, if authorized by the Board of Directors, accept the surrender of outstanding Awards and authorize new Awards in substitution therefor, including Awards with lower exercise prices or longer terms than the surrendered Awards. The Board may terminate, amend or modify the Incentive Plan from time to time in any respect without shareholder approval, unless the particular amendment or modification requires shareholder approval under the Internal Revenue Code of 1986, as amended (the "Code"), or pursuant to any other applicable laws, rules or regulations.

         The Incentive Plan will expire on February 5, 2007, unless sooner terminated by the Board.

Eligibility

         All employees of the Company and its subsidiaries who are deemed to be key employees ("Key Employees") by the Committee are eligible for Awards under the Incentive Plan. Key Employees include officers or other employees of the Company and its subsidiaries who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its subsidiaries. Directors who are not also officers or employees of the Company or its subsidiaries are not eligible for Awards under the Plan.

         Awards granted under the Incentive Plan may not be assigned, transferred, pledged or otherwise encumbered by a participant, other than by will or the laws of descent and distribution. Awards may be exercised during the recipient's lifetime only by the recipient or, in the case of disability, by the recipient's legal representative. Such Awards also are not exercisable until at least six months after the grant of the Award. Subject to other applicable restrictions, shares granted as Restricted Stock may not be transferred or sold until at least six months after the grant of the Award.


Options

         The Incentive Plan authorizes the grant of incentive stock options within the meaning of Section 422A of the Code ("ISOs") and non-qualified stock options ("NQSOs") (collectively, "Options"). The option terms applicable to such Options will be determined by the Committee, but no Option will be exercisable in any event until at least six months after its grant (except in cases of death or disability) or after ten years from its grant. All Options granted as ISOs shall comply with all applicable provisions of the Code and all other applicable rules and regulations governing ISOs. All other option terms will be determined by the Committee in its sole discretion.

Tandem SARS

         The Incentive Plan authorizes the grant of stock appreciation rights granted in tandem with Options ("Tandem SARs").

         A Tandem SAR may be exercised with respect to all or part of the shares subject to the related Option, and entitles the holder, upon exercise, to receive, without any payment to the Company, cash or Common Stock or a combination thereof equivalent in value to the excess of the fair market value on the exercise date of the shares of Common Stock represented by the Tandem SAR over the option exercise price of the related Option.

         A Tandem SAR may be exercised only when the current value of the Tandem SAR exceeds the exercise price of the related Option. A Tandem SAR shall expire no later than, and is exercisable and transferable subject to the conditions of, the related Option. In no event may a Tandem SAR be exercised sooner than six months from the date of grant (except in the case of death or disability).

         If a Tandem SAR is exercised, it will reduce correspondingly the number of shares of Common Stock represented by the related Option, and exercise of the related Option will similarly reduce the number of shares represented by the Tandem SAR. The Committee retains sole discretion to approve or disapprove an optionee's election to receive cash to the extent required by the Securities Exchange Act of 1934, Rule 16, or terms of the particular Agreement.

Restricted Stock

         The Incentive Plan permits the award of shares of restricted stock ("Restricted Stock"). However, no more than one-third of the shares authorized to be issued under the Incentive Plan may be granted as Restricted Stock. Restricted Stock may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Recipients of Restricted Stock are not required to provide consideration other than the rendering of services. The recipient shall have, with respect to the Restricted Stock, all the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any cash dividends on the shares. Upon termination of employment during the period of restriction for reasons other than death, disability or retirement, all Restricted Stock will be forfeited subject to such exceptions, if any, as are authorized by the Committee and set forth in the Agreement. In all events other than death, or disability of the recipient, the applicable period of restriction may not be less than six months.

Shares Subject to the Incentive Plan

         Up to 100,000 shares of Common Stock may be issued under the Incentive Plan. Except as set forth below, shares of Common Stock issued in connection with the exercise of, or as other payment for an Award will be charged against the total number of shares issuable under the Incentive Plan. If any Award granted (for which no material benefits of ownership have been received, including dividends), with respect to a Tandem SAR, terminates, expires or lapses for any reason other than as a result of being exercised (other than by exercise of a related Option), or if shares issued (for which no material benefits of ownership have been received, including dividends) pursuant to an Award are forfeited, Common Stock subject to such Award will be made available for further Awards.

         In order to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations by the Company, the Committee will adjust the number of shares subject to each outstanding Award, the exercise price and the aggregate number of shares from which grants or awards may be made.

Change in Control

         In order to maintain all the participants' rights in the event of a Change in Control of the Company (as that term is defined in the Incentive
Plan), the Committee, as constituted before such Change in Control, may take in its sole discretion any one or more of the following actions either at the time an Award is made or any time thereafter: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such Award by the Company, upon the participant's request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such participant's rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.

Certain Federal Income Tax Consequences

         Incentive Stock Options. An optionee will not recognize income on the grant of an ISO, and an optionee generally will not recognize income on the exercise of an ISO, except as described in the following paragraph. Under these circumstances, no deduction will be allowable to the Company in connection with either the grant of such Options or the issuance of shares upon exercise thereof.

         However, if the exercise of an ISO occurs more than three months after the optionee ceased to be an employee for reasons other than death or disability (or more than one year thereafter if the optionee ceased to be an employee by reason of permanent and total disability), the exercise will not be treated as the exercise of an ISO, and the optionee will be taxed in the same manner as on the exercise of a NQSO, as described below. For the Option to qualify as an ISO upon the optionee's death, the optionee must have been employed at the Company for at least three months before his or her death.

         Gain or loss from the sale or exchange of shares acquired upon exercise of an ISO generally will be treated as capital gain or loss. If, however, shares acquired pursuant to the exercise of an ISO are disposed of within two years after the Option was granted or within one year after the shares were transferred pursuant to the exercise of the Option, the optionee generally will recognize ordinary income at the time of the disposition equal to the excess over the exercise price of the lesser of the amount realized or the fair market value of the shares at the time of exercise (or, in certain circumstances, at the time such shares became either transferable or not subject to a substantial risk of forfeiture). The exercise of an ISO may result in a tax to the optionee under the alternative minimum tax because as a general rule the excess of the fair market value of stock received on the exercise of an ISO over the exercise price is defined as an item of "tax preference" for purposes of determining alternative minimum taxable income.

         Non-qualified Options and Tandem SARs. A participant will not recognize income on the grant of a NQSO or a Tandem SAR, but generally will recognize income upon the exercise of a NQSO or a Tandem SAR. The amount of income recognized upon the exercise of a NQSO will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided that the shares issued are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized upon the exercise of a Tandem SAR will be equal to the amount of cash received and the fair market value of any shares received at the time of exercise, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture, plus the amount of any taxes withheld.

         If shares received on the exercise of a NQSO or a Tandem SAR are nontransferable and subject to a substantial risk of forfeiture then, unless the optionee elects to recognize income at the time of receipt of such shares, the optionee will not recognize ordinary income until the shares become either transferable or are not subject to a substantial risk of forfeiture. For these purposes, shares will be treated as nontransferable and subject to a substantial risk of forfeiture for as long as the sale of the shares at a profit could subject the optionee to suit under Section 16(b) of the Exchange Act. In the circumstances described in this paragraph, the amount of income recognized is measured with respect to the fair market value of the shares at the time the income is recognized.

         In the case of ordinary income recognized by an optionee as described above in connection with the exercise of a NQSO or a Tandem SAR, the Company will be entitled to a deduction in the amount of ordinary income so recognized by the optionee.

         Restricted Stock. A recipient of Restricted Stock is not required to include the value of such shares in ordinary income until the first time his rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless he elects to be taxed on receipt of the shares. With respect to Awards granted under the Incentive Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the recipient will recognize ordinary income at the time of receipt of the cash, stock or other property. In the circumstances described in this paragraph, the amount of such income will be equal to the amount of cash received, or the excess of the fair market value of the shares or other property received at the time the income is recognized over the amount (if any) paid for the shares or other property. The Company will be entitled to a deduction in the amount of the ordinary income recognized by the recipient for the employer's taxable year which includes the last day of the recipient's taxable year in which he recognizes such income.

         General. The rules governing the tax treatment of Awards that may be granted under the Incentive Plan are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances.

Accounting Treatment

         Under current accounting principles, neither the grant nor the exercise of a stock option with an exercise price not less than the fair market value of the Common Stock at the date of grant would require a charge against earnings.

         The Tandem SARs will require a charge to earnings of the Company in an amount equal to the difference between the current market value of the Common Stock and the exercise price. Depending upon the specific provisions of any Restricted Stock granted, a charge to earnings representing the value of the benefit conferred may be required. Under certain circumstances, this charge may be spread over any period of restriction applicable to such an Award.

Effective Date

         If approved by the shareholders, the Incentive Plan will be treated as effective as of February 5, 1997.

Vote Required

         The affirmative vote of the holders of a majority of the Common Stock represented in person or by proxy voting at the Annual Meeting, assuming a quorum is present, is required to ratify and approve the Incentive Plan.

      THE BOARD OF DIRECTORS UNNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS
            VOTE "FOR" ADOPTION OF THE PROPOSED INCENTIVE PLAN.


                                     ITEM 3
           PROPOSAL TO APPROVE AMENDMENT TO ARTICLES OF INCORPORATION

         General. The proposed amendment to the Articles of Incorporation (the "Amendment") adopted by the Board of Directors on March 28, 1997, and recommended to the shareholders for adoption at the 1997 Annual Meeting of Shareholders, provides that, at the discretion of the Board of Directors, a director who for any reason is absent from four or more consecutive regular meetings of the Board of Directors may be removed by the Board without action by the shareholders of the Company. Below is the exact text of the amendment as proposed and a discussion of the proposal.

         The Amendment provides that the fourth paragraph of Article V of the Articles of Incorporation shall be amended and restated as follows (language inserted by amendment in italics) :

                  Directors of the Corporation may be removed by shareholders of the Corporation only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote, except that any director who because of disability or any other reason fails to attend four or more consecutive regular meetings of the Board of Directors may be removed at the sole discretion of a majority of the Board of Directors.

         The Board of Directors believes that the proposed amendment is in the best interest of both the Company and its shareholders and recommends that the shareholders vote in favor of its adoption. Shareholders are requested to vote for approval of the amendment as proposed above.

         Effective Date of the Restated Articles. The Board of Directors unanimously approved the amendment by consent on March 28, 1997. The amendment will be deemed duly approved by shareholders at the Annual Meeting on May 13, 1997, if a quorum is present and the holders of a majority of all votes entitled to be cast at a meeting vote for the amendment. It is the intent of the Board of Directors to instruct the appropriate officers of the Company immediately to file Articles of Amendment with the Virginia State Corporation Commission and have them declared effective at the earliest possible date (the "Effective Date"). It is anticipated that the Effective Date will occur prior to June 1, 1997.

         Certain Effects of the Restated Articles. If the proposed Amendment is approved, the shareholders' voting rights, privileges and equity interest in the Company will not change; however, under the Amendment, any directors may be removed without shareholder action if such director(s) fail(s) to attend four or more consecutive regular meetings of the Board of Directors and a majority of the Board exercises its discretionary authority under the Amendment to remove the director(s). Under the current Articles of Incorporation, directors may be removed only for cause and by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote. Therefore, the Amendment transfers certain removal powers away from shareholders and directly to the Board of Directors under the special circumstances of a director's repeated failure, for whatever reason, to attend regular meetings of the Board. Thus, removal of a director will be more easily accomplished in these circumstances.

         The Board believes that this provision reflects the Company's commitment of maintaining active participation by board members. The Board is currently experiencing very little absenteeism by directors. In fact, the attendance by each member of the board has been exceptional with 100% participation in most cases. The Amendment is recommended as a precautionary measure to assure continued active participation by members and commitment to regular representation of shareholder interests by each board member. The Amendment also will enable the Board to act in those situations where a director has become disabled and is physically unable to formally execute an instrument of resignation.

         In the event a director is absent from four or more consecutive regular meetings, the Board of Directors may exercise its discretion not to remove the director. The Board cannot anticipate all circumstances that may arise which would explain a director's absence, and therefore, the Board wants to maintain some flexibility to address extenuating circumstances. The Board will require a formal explanation of the reasons for absence immediately following any fourth absence. This requirement will be reflected in the Company's Bylaws, and such explanation is solely for the Board's consideration in making its removal determination. If the Amendment is adopted by shareholders, the Board will make a corresponding amendment to the Bylaws to the Company and insert other appropriate requirements consistent with the Amendment.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT AND RECOMMENDS A
                       VOTE "FOR" APPROVAL OF THIS ITEM.


                                     ITEM 4
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                 FOR THE COMPANY

         Goodman & Company, L.L.P. has been selected as independent accountants for the Company for the fiscal year ending December 31, 1997, subject to ratification by the shareholders.

         If not otherwise specified, proxies will be voted in favor of ratification of the appointment. Representatives of Goodman & Company, L.L.P. are expected to be present at the Company's annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

      YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT AND
                 RECOMMENDS A VOTE "FOR" APPROVAL OF THIS ITEM.


                             SHAREHOLDER PROPOSALS

         In the event that a shareholder wishes to submit a proposal for consideration by the shareholders of the Holding Company at the 1998 Annual Meeting of Shareholders (the "1998 Annual Meeting"), then in order for the proposal to be includable in the proxy statement for the 1998 Annual Meeting, such proposal must be received by the Secretary of the Company no later than November 30, 1997. It is presently anticipated, that, assuming the Reorganization is consummated, the 1998 Company Annual Meeting will be held on or around May 12, 1998, although this date may be changed at the discretion of the Company's Board of Directors.


                          AVAILABILITY OF FORM 10-KSB

      ON MARCH 31, 1997, THE COMPANY, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT (FORM 10-KSB) FOR THE YEAR 1996. THE COMPANY WILL PROVIDE A COPY OF THE COMPANY'S FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, WITHOUT CHARGE, TO ANY PERSON FROM WHOM THE BOARD OF DIRECTORS HAS SOLICITED A PROXY FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS, UPON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO MR. WAYNE CARRUTHERS, CHIEF FINANCIAL OFFICER, 100 EAST 4TH AVENUE, FRANKLIN, VIRGINIA 23851 (TELEPHONE:
(757) 562-5184).

                                          BY ORDER OF THE BOARD OF DIRECTORS


FRANKLIN, VIRGINIA                        F. Bruce Stewart
April 16, 1997                            Secretary


                                      PROXY
                        United Community Bankshares, Inc.
                   Annual Meeting of Shareholders May 13, 1997

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Harvey G. Pope, F. Bruce Stewart and J. Russell West jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters which may properly be brought before such meeting, all shares of Common Stock which the undersigned would be entitled to vote at an Annual Meeting of Shareholders of United Community Bankshares, Inc. thereof.

    ITEM 1: To elect the three (3) nominees for Directors set forth below including voting for a lesser number, if a vacancy occurs among the nominees, and voting in respect to any substitute nominee or nominees designated by the Board of Directors.

 _____ FOR  all nominees listed  below           _____ WITHHOLD AUTHORITY
       (except as marked to the contrary below)        to vote for all nominees
                                                       listed below

                      Hunter Darden, Jr.
                      Gregor O. Huber
                      F. Bruce Stewart

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)

    I withhold authority for
                            ----------------------------------------------------

ITEM 2. To approve the Company's 1997 Incentive Stock Plan, the material terms of which are described in the accompanying Proxy Statement.


                _____ FOR         _____ AGAINST      _____ ABSTAIN

ITEM 3. To approve an amendment to the Articles of Incorporation of the Company to provide for removal of directors under certain circumstances, the terms of which are described in the accompanying Proxy Statement.


                _____ FOR         _____ AGAINST      _____ ABSTAIN

ITEM 4. To ratify the appointment of Goodman & Company, L.L.P. as the Company's independent certified public accountants.

                _____ FOR         _____ AGAINST      _____ ABSTAIN

ITEM 5. For the transaction of such other business as may properly be brought before the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ON ITEMS 1, 2, 3 AND 4 LISTED ABOVE, AND YOUR PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4 IF NO SPECIFICATION IS MADE. IF ANY OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED WITH RESPECT THERETO IN THE INTEREST OF THE COMPANY ACCORDING TO THE BEST JUDGMENT OF THE PERSON OR PERSONS VOTING THE PROXY.

                                     (OVER)


          This proxy is revocable by you at any time prior to the voting of the shares represented, by notifying the Secretary of the Company in writing before such vote or by filing another proxy with the Secretary bearing a later date. Shareholders who are present at the meeting may withdraw their proxy and vote in person. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Both joint holders should sign.

    Dated                                   , 1997                        (SEAL)
          ----------------------------------       -----------------------
    Number of Shares                                                      (SEAL)
                    ------------------------       -----------------------

                                                   -----------------------
                                                                          (SEAL)

    Return to:
    United Community Bankshares, Inc.
    100 East 4th Avenue
    Franklin, Virginia  23851

                        UNITED COMMUNITY BANKSHARES, INC.
                               100 East 4th Avenue
                            Franklin, Virginia 23851


                                 April 16, 1997


Dear Shareholder:

      The Annual Meeting of Shareholders of United Community Bankshares, Inc. will be held Tuesday, May 13, 1997, at 10:00 p.m., local time. The meeting will be held at Main Street Eatery, Second Floor, 119 North Main Street, Franklin, Virginia.

      Included with this letter are several very important items which you should take time to review. These items are:

                             1.        Notice of the 1997 Annual Meeting of
                                       Shareholders;

                             2.        Proxy Statement for the Annual Meeting;

                             3.        PROXY; and

                             4.        The Company's Annual Report for 1996.

      We hope you will attend this meeting; however, if you cannot, we would appreciate your completing the enclosed PROXY and returning it in the envelope provided. Even if you plan to attend, it would be helpful, if you would sign and return the PROXY so that we can be assured of a quorum for the meeting. When registering, you may revoke your PROXY in order to vote in person.

      Your support during 1996 is evidenced in the Company's continued growth. We appreciate your efforts and look forward to 1997.

                                          Very truly yours,

                                          UNITED COMMUNITY BANKSHARES, INC.


                                          Wenifred O. Pearce
                                          President and Chief Executive Officer

Enclosures